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                                                                      Exhibit 12


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)

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                                                              Three Months     Three Months      Nine Months      Nine Months
                                                                  Ended            Ended            Ended            Ended
                                                              September 30,    September 30,    September 30,    September 30,
                                                                  2002             2001             2002              2001
                                                              -------------    -------------    -------------    -------------
Earnings (loss)
             Loss before income taxes                                $ (527)          $ (408)        $ (1,416)          $ (729)

Add (deduct)
             Fixed charges from below                                   327              294              974              862
             (Income)/loss from equity investees                        (10)               2              (36)              11
             Distributed income of equity investees                      40               70               40               70
             Interest capitalized                                        (4)              (8)             (14)             (27)
                                                              -------------    -------------    -------------    -------------

Earnings (loss) as adjusted                                          $ (174)           $ (50)          $ (452)           $ 187

Fixed charges
             Interest expense                                         $ 169            $ 134            $ 495            $ 381
             Portion of rental expense representative of
               the interest factor                                      158              160              479              481
                                                              -------------    -------------    -------------    -------------

Total fixed charges                                                   $ 327            $ 294            $ 974            $ 862

RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (1)                         (0.53)           (0.17)           (0.46)            0.22

(1)   Fixed charges exceeded our adjusted earnings (loss) by $501 million and $1.4 billion for the three and nine months ended
      September 30, 2002, respectively, and $344 million and $675 million for the three and nine months ended September
      30, 2001, respectively.


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